EXHIBIT 14.1

&
Bank of Hope
DIRECTOR CODE OF ETHICS AND BUSINESS CONDUCT

Approved by the NGC on June 30, 2021 and adopted by the Board of Directors on July 1, 2021

TABLE OF CONTENTS

I.		INTRODUCTION	1
II.		COMPLIANCE WITH LAWS, RULES AND REGULATIONS	1
III.		PRESERVE CONFIDENTIALITY	1
	A.	CONFIDENTIAL INFORMATION	1
	B.	PROPRIETARY INFORMATION	2
	C.	INSIDER TRADING	2
	D.	MEDIA POLICY4
IV.		CONFLICTS OF INTEREST	3
	A.	OVERVIEW	3
	B.	SPECIFIC GUIDELINES	4
V.		COMPANY’S REGULATORY REPORTING AND INVESTIGATIONS	6
VI.		PROCESS FOR REPORTING, WAIVERS AND REPORTING	6

I.INTRODUCTION

This Director Code of Ethics and Business Conduct (this “Code”) sets forth the policy and standards concerning ethical conduct for the directors of Hope Bancorp, Inc. (“Hope”) and Hope Bank (“Bank”), and each of their affiliates (collectively hereinafter referred to as the “Company”). All directors of the Company are expected to act in a manner that will serve the best interests of the Company; that is fair, honest, and trustworthy; that is in compliance with applicable laws, rules, and regulations; that will preserve confidential information; that will avoid conflicts of interest or the appearance of conflicts of interest; that will avoid fraudulent acts, misconduct and dishonesty; and that will protect and uphold the best use of the Company’s assets.

While this Code addresses many types of business and social relationships that may present legal and ethical concerns, it does not cover every issue that may arise during a director’s service with the Company. This Code instead contains basic principles to guide directors when facing ethical issues. In certain situations requiring an ethical judgment, it may be difficult for a director to determine the proper course of action or his or her obligations under this Code. In such instances, a director should not rely solely on his or her own judgment, but must discuss the matters with the appropriate party as set forth in “Section VII. Process for Reporting, Waivers and Exceptions.”

All directors should read and abide by this Code in conjunction with the Company’s Code of Ethics and Business Conduct. Each director has a duty and obligation to report any violation or potential violation of this Code or the Company’s Code of Ethics and Business Conduct. The Company will fully investigate all reported violations to determine the facts of the case and take appropriate action up to and including removing the director in violation, instituting civil proceedings, and alerting authorities for potential criminal sanctions.

II.COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A director must at all times conduct himself or herself in a manner which is in compliance with applicable laws, rules, regulations, as well as with the Company’s other policies. Any behavior which could lead to an action being brought before a criminal or civil court is deemed in violation of this Code. Directors must avoid fraudulent acts, misconduct and dishonesty, or the appearance of such. Directors are prohibited from engaging in any illegal (for example, theft, bribery, misrepresentations, or espionage) or unethical activities while serving as a director and when acting on behalf of the Company.

Any director convicted of or pleading guilty to a felony or who has been sanctioned by a regulatory agency must immediately notify the legal department of the Company (the “Legal Department”). Directors must respond honestly and truthfully to all inquiries made by the Company’s independent public accounting firm or supervisory regulatory agency.

Directors are prohibited from unlawfully soliciting or demanding, for the benefit of any person, or unlawfully accepting anything of value for or in connection with any transaction or business of Bank within the context of the Bank Bribery Act.

III.PRESERVE CONFIDENTIALITY

A.Confidential Information

“Confidential Information” includes private, sensitive, privileged information in possession of the Company

Company and the Company’s Board of Directors (the “Board”), including, but not limited to, information entrusted to the Company by its customers. Confidential Information also includes all materials and formal or informal communications by directors on behalf of the Company, including, but not limited to, the Board and Board Committee packages, agendas and minutes, which have not been disclosed to the public. Confidential Information is intended solely for use within the Company and is limited to those with a legitimate business need-to-know. Confidential Information acquired by a director through his or her service must be held in the strictest confidence. Except for an appropriate and necessary business reason, Confidential Information must not be discussed outside the Company and must be discussed within the Company only amongst those with a legitimate business need-to-know in order to perform their duties on behalf of the Company. Confidential Information must be used solely for corporate purposes and never for personal gain, and must not be used in a manner that is or appears to be in direct or indirect competition with the Company.

Confidential Information may not be disclosed to third parties outside the Company except when disclosure is made in accordance with the Company’s policies or customer agreements or as required by law.

Any prohibited disclosure of Confidential Information by a director may lead to his or her immediate dismissal from the Bank Board; in addition, a process to remove the director, for cause, subject to stockholder approval, may be initiated in relation to his or her directorship with the Hope Board.

B.Proprietary Information

“Proprietary Information” includes, but is not limited to, trade secrets and information regarding:

•the Company’s business;
•the Company’s financial performance, if it has not been publicly announced;
•Board and Board Committee communications and materials;
•customers;
•other Company directors;
•products, services and pricing;
•vendors;
•patents, copyright, trademarks and other intellectual property;
•systems, plans and information;
•data centers or other property information; and
•business plans, marketing plans, strategies and costs.

Directors must not use or disclose Proprietary Information about the Company or its staff, customers or vendors, except as appropriate in furtherance of the business of the Company and in line with the requirements under applicable law.

C.Insider Trading

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information ("MNPI") pertaining to such company or entity. Unless otherwise expressly permitted under the Hope Bancorp, Inc. and Hope Bank Insider Trading Policy, directors must not (i) make any unauthorized disclosure of any MNPI; (ii) purchase or sell securities either personally or for any account over which they have direct or indirect control while in possession of any MNPI; or (iii) assist someone who is engaged in any of the activities described under (i) and (ii). Please see the Hope Bancorp, Inc. and Hope Bank Insider Trading Policy for further details.

1.Material Non-Public Information - “Inside” or “nonpublic information” is information about a business organization that is not generally available to or known by the public. Such information is considered “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities (whether stock, bonds, notes, debentures, limited partnership units, or other equity or debt securities), or such information, if made public, could reasonably be expected to affect the price of a company’s securities. Information should be presumed “material” if it relates to any of the following, among other things:

•earnings or financial results;
•dividend increases or decreases;
•changes in previously released earnings estimates;
•significant gains or losses;
•significant expansion or curtailment of operations;
•significant merger or acquisition proposals or agreements;
•significant purchase or sale of assets;
•significant borrowing;
•major litigation;
•new debt or equity offerings;
•liquidity problems; or
•significant changes in management or the Board.

Questions regarding whether information is “inside” or “material” should be referred to the Legal Department or the Chief Financial Officer.

2.Purchase and Sales of Securities Issued by Company - Directors, and members of any director’s immediate family, may not purchase or sell securities issued by the Company while in possession of MNPI about the Company, regardless of whether the Company is in an open trading window as determined by the Legal Department. Directors may not purchase or sell securities issued by the Company outside the trading window determined by the Legal Department. When directors do trade in securities issued by the Company, they must first obtain the approval of the Legal Department and complete any required disclosures. Directors may not invest in options (other than stock options issued under director compensation plans), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Company, regardless of whether they possess MNPI. Directors must not disclose MNPI they possess to any person, including, without limitation, family members or others, except to those persons who have a reason to know in order to perform their duties on behalf of Company.

D.Media Policy

Public comments or statements regarding the Company, its business, plans, strategies, performance or any other matter, should be made only by designated officers of the Company. In the ordinary course, directors should not issue public statements that discuss or refer to the Company and should never do so without first conferring with the Chief Executive Officer of the Company (the “CEO”).

IV.CONFLICTS OF INTEREST

A.Overview

Directors must avoid conflicts of interest or the appearance of conflicts of interest in their activities. A conflict of interest occurs when a director’s personal interest interferes or appears to interfere in any way with the interests of the Company. A director is required to act in a responsible and respectable manner and to remain free of influences that may result in a loss of objectivity regarding business conducted with the Company’s customers, suppliers or the Company itself. See the Bylaws of Hope for a discussion on “interested” directors. For example, a conflict of interest arises when:

•a director’s personal interest or outside economic interest in a matter may be inconsistent or incompatible with the director’s obligation to exercise his or her best judgment in pursuit of the interests of the Company;
•a director appropriates or diverts to others a business opportunity that belongs to the Company;
•a director uses the Company’s property, information or position for personal gain;
•a director engages in a business opportunity that competes with the Company, whether directly or indirectly; or
•a reasonable question about or the appearance of such interference, inconsistency, appropriation or involvement is raised by a director’s actions.

B.Specific Guidelines

1.Related Party Transactions - In addition to the duties and responsibilities addressed above, a director must report all related party transactions, including any transactions between the Company and a relative or significant other, as soon as the director becomes aware of the potential related party transaction. Conflicts of interest arise when a director, or an immediate family member of a director, receives improper personal benefits as a result of his or her position as a director of the Company. See the Corporate Governance Guidelines for a detailed discussion.

2.Personal Investment Activities – While the Company does not wish to unreasonably limit directors in their personal investment activities, it is the Company’s policy that no director, at any time during his or her service with the Company, have any direct or indirect investment interest in or business relationship with (whether as a partner, stockholder, member, employee, independent contractor or otherwise) a competitor, supplier or customer of the Company or with any person or firm with whom the Company has any business relationship. Furthermore, directors shall not become involved in any off-duty investments which will reasonably be expected to interfere with the performance of their duties as directors. Likewise, directors may not enter into any investment transaction which might create, or give the appearance of creating, a conflict of interest between a director and the Company or between the Company and any customer or other individual or entity with whom the Company has a business relationship.

While an exhaustive list of the types of impermissible investments is not practical, all directors must refrain from directly or indirectly owning or purchasing any of the following:

i.Any investment of any type in any competitor, supplier or customer of the Company or with any person or firm with whom the Company has any business relationship
ii.Real or personal property in which the Company intends to obtain an ownership interest (i.e. through purchase, foreclosure or repossession, or in a fiduciary capacity).
iii.Stocks, bonds or other securities which have either been pledged to the Company as collateral, sold by the Company in a fiduciary capacity or issued by any entity indebted to the Company (except publicly traded securities).
iv.Stock of any business, in anticipation of its merger with or acquisition by the Company.

v.Trust deeds, mortgages or any other liens against property in which the Company also has a security interest. Any other investments paralleling or anticipating investment action by the Company.

In addition, directors must not allow a customer to arrange investments for the account of a director or his or her immediate family, nor should directors become involved in investments sponsored by a customer under circumstances which might create either a conflict of interest or the appearance of such a conflict.

Any director who has any question about whether a particular investment falls within the prohibitions of this policy must contact the Board before becoming involved in the investment.

3.Outside Business Activities - Directors should inform the chair of the Nomination and Governance Committee of the Board (the “NGC”) and the CEO before accepting an offer to serve as an officer, general partner, or director of an outside for-profit enterprise so that the opportunity can be reviewed for any possible conflicts of interest. Directors may not accept simultaneous employment with or serve as a director of a supplier, customer or competitor of the Company, or engage in any activities that would enhance or support a competitor’s position.

4.Independence - Directors should inform the chair of the NGC and the CEO of any circumstance which might reasonably affect their “independence” under the requirements of the NASDAQ Stock Market Rules and other applicable laws and regulations and the Company’s Corporate Governance Guidelines.

5.Loan / Credit - Federal law prohibits preferential lending to directors by correspondent banks, and requires directors to report any outstanding credit held with a correspondent bank on a yearly basis. It is, however, permissible for the Company to extend credit to a director in accordance with FRB Regulation O (12 CFR 215) (“Regulation O”), where terms are substantially similar to terms offered to comparably -situated customers who are not directors.

6.Gifts and Hospitality - Directors must not accept gifts or hospitality (including services, discounts, entertainment, travel or promotional materials for directors or any member of their immediate families) from a person or entity known to the directors to be an actual or potential customer or supplier, or from business or professional contacts to whom Company does or may refer business, unless the gift or hospitality was made in accordance with accepted, lawful business practices and no inference can be drawn that the gift or hospitality could influence the director in performing his or her duties for the Company. It is unlawful to seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Company.

7.Protection and Proper Use of the Company’s Assets – Directors must protect (through oversight) the Company’s assets and oversee their efficient and effective use. Directors should recognize that theft, carelessness and waste may have a direct impact on the Company’s profitability. Company’s assets should be used only for business purposes.

8.Civic Activities - Participation in Community Reinvestment Act activities performed on behalf of the Company is encouraged. Director’s participation, including appointment as a trustee, director or officer, in a religious, community, professional or charitable organization does not require prior approval by the NGC unless there is a lending relationship or any potential conflict of interest between such organization and the Company. A director’s participation shall not imply that he or she is serving at the direction or request of Company.

9.Political Activities - It must be clear at all times that a director’s participation in any political activity,

including, but not limited to, campaigning, fundraising, donating or serving in political office, is done in an individual capacity and not as a representative of the Company. The Company’s name, logo and address should not be used in any advertisement or literature. Before a director becomes a candidate or appointee for a public office, the director must notify the chair of the NGC. Under Regulation O, the definition of a related interest includes a political or campaign committee that is controlled by a director, or where the funds or services of such committee benefit a director. Thus, the Company must comply with Regulation O before extending credit to a political or campaign committee that is controlled by a director.

When presented with a situation involving a potential conflict of interest, factors to consider include: whether an outside observer would believe or infer that the situation is improper or may interfere with a director’s work performance, responsibilities or fiduciary duty to the Company. Questions concerning the application of this guideline in specific instances should be discussed with the Legal Department or the chair of the NGC.

V.COMPANY’S REGULATORY REPORTING AND INVESTIGATIONS

It is of critical importance that the Company’s filings with the U.S. Securities and Exchange Commission, banking regulators, and other regulatory agencies and authorities, as well as its other public communications and disclosures, are fair, complete, accurate, timely, and understandable. A director must always answer all regulatory requests fully and honestly.

A director must also cooperate fully and honestly with all requests for information related to internal or external examinations or investigations.

VI.PROCESS FOR REPORTING, WAIVERS AND EXCEPTIONS

Directors are expected to promote ethical behaviors and create a culture of compliance with all applicable laws, rules and regulations. Directors should promote an environment in which the Company:

•encourages employees to communicate openly with supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation;
•encourages employees to report violations of laws, rules and regulations or the Company’s Code of Ethics and Business Conduct to appropriate personnel; and
•informs employees that the Company will not allow retaliation for reports made in good faith.

If a director becomes aware of any violation or potential violation of applicable laws, rules or regulations committed by the Company, such director should notify the chair of the NGC to initiate an investigation and make sure that there is a satisfactory resolution of the reported violation. A director has a fiduciary duty and obligation to report any and all possible violations, including any unethical or illegal actions committed by another director in violation of this Code or any other Company policies.

Exceptions or waivers to this Code can be approved only by the NGC and, if approved, will be disclosed to Company’s stockholders as required by applicable laws, rules and regulations. A director requesting an exception or waiver must put all relevant facts in writing and submit the request to the chair of the NGC. Such director will be notified in writing of the decision of the NGC. If an exception or waiver is requested by the chair of the NGC, such request should be submitted to the Chairman of the Hope Board, or if they are the same person, such request must be approved by the disinterested members of the Executive Committee of the Board.